Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – January 5, 2009

DATALINK UPDATES 2008 FOURTH-QUARTER GUIDANCE

MINNEAPOLIS – January 5, 2009 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, today revised its financial guidance for the fourth quarter ended December 31, 2008.

The company anticipates revenues for the fourth quarter of 2008 of approximately $48 million.  On the basis of generally accepted accounting principles (GAAP), Datalink anticipates net earnings in the range of $0.05 to $0.06 per diluted share.  The company’s non-GAAP net earnings per share is expected to range from $0.07 to $0.08 per diluted share for the 2008 fourth quarter.

In October, Datalink provided fourth quarter guidance of revenue between $49 million and $53 million, with GAAP net earnings ranging from $0.08 to $0.12 per diluted share and non-GAAP earnings in the range of $0.10 to $0.14 per diluted share.

“Although we continued to see reasonable bookings activity and customer spending levels in the fourth quarter, we received many of the orders later in the quarter than we had anticipated, which did not allow us time to ship, install and test the solutions.  As a result, we were not able to recognize the revenue on these projects by December 31, and therefore we expect Datalink’s revenue and earnings for the fourth quarter to be below our October guidance,” commented Charlie Westling, Datalink’s president and CEO.

“The current economic challenges are impacting customer spending decisions.  However, we still believe that the long-term trends for storage growth remain compelling, as businesses generate more data in multiple formats, requiring updated storage products, services and solutions.  While the fourth quarter shortfall caused by the timing of orders was disappointing, our backlog entering the first quarter of 2009 is approximately $33 million, a record for Datalink.  This compares to $31 million of backlog entering the 2008 fourth quarter.”

Datalink will release its actual results for the quarter after the market closes on February 4, 2009, at which time the company will hold a conference call to discuss its actual fourth quarter results and 2009 outlook.  In addition, Datalink will present at the Eleventh Annual Needham Growth Stock Conference on Tuesday, January 6 at 3:00 p.m. (EST), at the New York Palace Hotel.  To access the Webcast of the presentation go to www.wsw.com/webcast/needham27/dtlk/.  An archived version of the presentation will be available at the same Internet address for 60 days following the live Webcast.

About Datalink

An information storage architect since 1987, Datalink helps organizations store, manage, and protect one of their most critical assets—information. The company’s solutions and services span four practices: backup and recovery; consolidation and virtualization; archive and compliance; and business applications. From analysis and design to implementation, management and support, Datalink is focused on maximizing the business value of IT.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated 2008 results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim, “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of current economic and credit conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with integrating possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. Further, our revenues for any particular quarter are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably.

Non-GAAP Details

Non-GAAP financial measures exclude the impact from purchase accounting adjustments to deferred revenue, stock-based compensation expense, amortization of intangible assets, integration costs related to acquisitions and the related effects on income taxes.  Annualized gross profit is based upon the quarterly profit multiplied by four.  These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Datalink believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Datalink’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Datalink’s results of operations in conjunction with the corresponding GAAP measures.

These non-GAAP financial measures facilitate management’s internal comparisons to the Datalink’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making, such as employee compensation planning. Datalink believes that the presentation of these non-GAAP measures when shown in conjunction with the corresponding GAAP measures provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations.

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Company contacts:

Investor Relations:		Analyst Contact:
Kim Payne		Greg Barnum
Investor Relations Coordinator		Chief Financial Officer
Phone:	952-279-4794	Phone: 952-279-4816
Fax:	952-944-7869
e-mail:	einvestor@datalink.com
web site: www.datalink.com

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